EXHIBIT 99.1

Nevada Gold Names Jonathan Arnesen President & Chief Operating Officer

HOUSTON - September 6, 2005 -- Nevada Gold & Casinos, Inc. (AMEX:UWN) today announced the addition of Jonathan A. Arnesen as President/Chief Operating Officer in conjunction with the Company’s transition to a full operating company.

Mr. Arnesen is presently Senior Vice President of Resort Operations for Mohegan Sun based in Connecticut, one of the premier gaming facilities in the world. His varied and vast responsibilities include the day to day operations of the Resort. Jon was instrumental in the successful expansion of Mohegan Sun with special focus on Project Sunburst (this expansion tripled the size of the existing property, making the property more than four million feet in total area). He brings a wealth of knowledge in development, gaming, hospitality and entertainment, having successfully operated in major gaming jurisdictions throughout the United States.

“It is with great pride that we announce the addition of Jon to our senior management team”. Jon’s proven ability to build high performance management teams signifies our strong strategic focus to create a world class operating company,” said H. Thomas Winn, Chairman and Chief Executive Officer of Nevada Gold & Casinos, Inc. “We believe his capabilities will serve us particularly well as we move forward into the next phase of the Company’s growth, and we are delighted to welcome him on board.”

Commenting on his appointment, Mr. Arnesen said, “I am very excited to be joining Nevada Gold’s team. I feel I can make a significant contribution to the further growth of the Company and look forward to continuing to build on Nevada Gold’s success.”

The Company also announced that Chief Financial Officer Chris Domijan will be leaving the Company. Mr. Winn stated, “Chris was instrumental in assisting the Company with our initial growth initiatives and our development-oriented approach and we are truly grateful for his efforts. Jon is currently assisting us in identifying and appointing a new CFO with gaming operations experience and on building our operations-focused team in general as we move forward. We wish Chris the best in his future endeavors, and thank him for his many contributions.” Mr. Domijan will be working with the Company as a consultant to ensure an orderly transition to the new CFO.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos

Nevada Gold and Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging and entertainment facilities in Colorado, California, Oklahoma and New Mexico. The Company owns a 43% interest in the Isle of Capri-Black Hawk LLC, which owns Isle of Capri-Black Hawk and Colorado Central Station, both of which are in Black Hawk, Colorado. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. A new subsidiary to be formed will own a 50% interest in the Tioga Downs Raceway and pursue the acquisition of Vernon Downs Racetrack, both of which are in New York State. Nevada Gold has a management contract for both facilities. The Company also works with Native American tribes in a variety of capacities from the right to lease gaming equipment to development and management of their gaming properties.

Native American projects consist of River Rock Casino in Sonoma County, California, Route 66 Casino west of Albuquerque, New Mexico, a casino to be built in Tulsa, Oklahoma for the Muscogee (Creek) Nation, a casino to be built in Pauma Valley, California for the La Jolla Band of Luiseño Indians and a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for Buena Vista Rancheria of Me-Wuk Indians. For more information, visit http://www.nevadagold.com

CONTACT: Nevada Gold & Casinos, Inc., Houston H. Thomas Winn, 713-621-2245 or Integrated Corporate Relations Don Duffy, 203-222-9013